EXHIBIT 99.1


                     FIRST AMENDMENT TO THE
               HADRON, INC. 1994 STOCK OPTION PLAN

     FIRST AMENDMENT, effective as of September 17, 1997, to the Hadron, Inc. 1994 Stock Option Plan (the "Plan"), by Hadron, Inc.
(the "Company").

     The Company maintains the Plan. On September 17, 1997, the Board of Directors unanimously approved a resolution to increase the number of shares issuable under the Plan by 300,000 shares. In accordance with Section 8 of the Plan, such resolution was approved by the holders of a majority of the outstanding stock of the Company entitled to vote thereon at the annual meeting of stockholders of the Company on December 5, 1997.

     NOW, THEREFORE, the Plan is amended as follows:

     I. Section 3 is amended by revising the first sentence of the first paragraph thereof in its entirety to read as follows:

     Subject to adjustment as provided in Section 6(k) hereof, the maximum number of shares of Common Stock for which options granted hereunder may be exercised shall be 645,000.




Dated as of February 7, 2000

                                   /S/ S. AMBER GORDON
                                   S. Amber Gordon
                                   Corporate Secretary

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